CONSENT OF COUNSEL

AIM EQUITY FUNDS (INVESCO EQUITY FUNDS)

We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services – Other Service Providers – Counsel to the Trust” in the Statement of Additional Information for the portfolios of AIM Equity Funds (Invesco Equity Funds) (the “Trust”), included in Post-Effective Amendment No. 123 to the Registration Statement under the Securities Act of 1933, as amended (No. 002-25469), and Amendment No. 123 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-01424), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP

Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania

February 23, 2018